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                                                                     EXHIBIT 5









                            JOHN HANCOCK WORLD TRUST






                         INVESTMENT MANAGEMENT CONTRACT









                                                 DATED MAY 5, 1987


              AS AMENDED DECEMBER 19, 1989 SECTION 6 (SEE ATTACHED)

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                            JOHN HANCOCK WORLD TRUST
                              WORLD BOND PORTFOLIO
                        PACIFIC BASIN EQUITIES PORTFOLIO

                              BOSTON, MASSACHUSETTS


                                                 May 5, 1987


John Hancock Advisers, Inc.
101 Huntington Avenue
Boston, Massachusetts  02199


                         Investment Management Contract


Dear Sirs:

         John Hancock World Trust (the "Trust") has been organized as a business trust under the laws of the Commonwealth of Massachusetts to engage in the business of an investment company. The Trust's shares of beneficial interest may be classified into series, each series representing the entire undivided interest in a separate portfolio of assets. As of the date hereof, the Trust has two series of shares, World Bond Portfolio and Pacific Basin Equities Portfolio (each, a "Fund" and, collectively, the "Funds"), each with a separate portfolio of assets.

         The Trustees of the Trust (the "Trustees") have selected you to provide investment advice and management for the Trust and the Funds and to provide certain other services, as more fully set forth below, and you are willing to provide such advice, management and services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

         1. Delivery of Documents. The Trust has furnished you with copies, properly certified or otherwise authenticated, of each of the following:

         (a) Declaration of Trust of the Trust, dated August 25, 1986 (the "Declaration of Trust").

         (b)      By-Laws of the Trust as in effect on the date hereof.

         (c) Resolutions of the Trustees selecting you as investment adviser for the Trust and the Funds and approving the form of this Agreement.

         (d) Resolutions of the Trustees selecting John Hancock Advisers International, Limited as sub-adviser to you, the Trust and the Funds (the "Sub-Adviser") and approving the


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form of the Sub-Adviser's contract with you,
the Trust and the Funds (the "Sub-Investment Management Contract").

         (e)      The Sub-Investment Management Contract.

         (f) Commitments, limitations and undertakings made by the Trust to state "blue sky" authorities for the purpose of qualifying shares of the Trust and the Funds for sale in such states.

         The Trust will furnish you from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any.

         2. Investment and Management Services. You will use you best efforts to provide to each Fund continuing and suitable investment programs consistent with the investment policies, objectives and restrictions of such Fund. In the performance of your duties hereunder, subject always (x) to the provisions contained in the documents delivered to you pursuant to Section I as each of the same may from time to time be amended or supplemented and (y) to the limitations set forth in the registration statement of the Trust as in effect from time to time under the Securities Act of 1933, as amended, you will, at your expense:

         (a) furnish each Fund with advice and recommendations consistent with the investment policies, objectives and restrictions of such Fund, with respect to the purchase, holding and disposition of portfolio assets, including advice on the selection and allocation of investments among the nations of the world, and among equity and debt securities, and what portion of such assets, if any, should be held in cash or cash equivalents, subject to the provisions of the Sub-Investment Management Contract respecting the responsibilities of the Sub-Adviser with respect to such portion of a Fund's assets as shall be allocated pursuant to Section 3 of this Agreement to investments in countries other than the U.S. and Canada ("Foreign Assets"), provided, however, that you shall have sole responsibility for furnishing advice and recommendations with respect to investments in the United States and Canada ("Domestic Assets").

         (b) in consultation with the Sub-Adviser, advise the Funds with respect to foreign currency matters having regard to foreign exchange controls, if any, and forward foreign exchange contracts;

         (c) advise each Fund in connection with policy decisions to be made by the Trustees or any committee thereof with respect to such Fund's investments in Domestic and Foreign Assets and, as requested, furnish such Fund with research, economic and statistical data in connection with such Fund's investments and investment policies;

         (d) provide administration of the day-to-day investment operations of each Fund;

         (e) submit such reports relating to the valuation of each Fund's securities as the Trustees may reasonably request;

         (f) assist each Fund in any negotiations relating to its investments with issuers, investment banking firms, securities brokers or dealers and other institutions or investors;

         (g) consistent with the provisions of Section 8 of the Agreement, place orders for the purchase, sale or exchange of portfolio securities consisting of Domestic and Foreign Assets for each Fund's accounts with brokers or dealers selected by you, provided that in connection with the placing of such orders and the selection of such brokers or dealers you shall seek to obtain execution and pricing within the policy guidelines determined by the Trustees and set forth in the Prospectus and Statement of Additional Information of the Funds as in effect from time to time;


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         (h)      provide office space and office equipment and supplies, the use of accounting equipment when required, and necessary executive, clerical and secretarial personnel for the administration of the affairs of each Fund;

         (i) from time to time or at any time requested by the Trustees, make reports to the Trust of your performance of the foregoing services and furnish advice and recommendations with respect to other aspects of the business and affairs of each Fund;

         (j) maintain and preserve the records required by the Investment Company Act of 1940, as amended, to be maintained and preserved by the Trust on behalf of each Fund (you agree that such records are the property of the Trust and will be surrendered to the Trust promptly upon request therefor);

         (k) obtain and evaluate such information relating to economies, industries, businesses, securities markets and securities as you may deem necessary or useful in the discharge of your duties hereunder;

         (l) oversee and use your best efforts to assure the performance of, the activities and services of each custodian, sub-custodian, transfer agent and other similar agent retained by the Trust; and

         (m) give instructions to the custodian and any sub-custodian of each Fund as to deliveries of securities to and from such custodian or sub-custodian, transfer of currencies and payments of cash for the account of each Fund.

         3. Allocation of Assets. Subject to the review of the Trustees, you in consultation with the Sub-Adviser shall determine at least quarterly the percentage of Fund's assets that shall be allocated to you or to the Sub-Adviser for investment management (the "Asset Allocation) and the manner in which such Asset Allocation in general is to be achieved by adjustments to the Fund's existing portfolio of securities. The Asset Allocation will specify the percentage of assets of the Fund allocated to you or to the Sub-Adviser for management on the effective date of such determination and will apply to cash inflow and outflow thereafter until the Asset Allocation is next redetermined. If you and the Sub-Adviser cannot agree on an Asset Allocation, you have the right to make the final determination, subject to review by the Trustees.

         4.       Expenses of the Funds.  You will pay:

         (a) the compensation and expenses of all officers and employees of the Trust and the Funds, except as expressly paid by the Trust or the Funds, either directly or by reimbursement of the Adviser, pursuant to Section 5(d);

         (b) the expenses of office rent, telephone and other utilities, office furniture, equipment, supplies, and other office expenses of the Trust and the Funds;

         (c) any other expenses incurred by you in connection with the performance of your duties hereunder;

         (d) premiums for such insurance as may be agreed upon by you and the Trustees; and

         (e) fees payable to the Sub-Adviser pursuant to the terms of the Sub-Investment Management Contract.

         5. Expenses of the Trust or the Funds Not Paid By You. You will not be required to pay any expenses which this Agreement does not expressly make payable to you. In particular,





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and without limiting the generality of the foregoing but subject to the provisions of Section 4, you will not be required to pay:

         (a) any and all expenses, taxes and governmental fees incurred by the Trust or any Fund prior to the effective date of the first registration statement of the Trust under the Securities Act of 1933, as amended;

         (b) without limiting the generality of the foregoing clause (a), the expenses of organizing the Trust and the Funds (including without limitation legal, accounting and auditing fees and expenses incurred in connection with the matters referred to in this clause (b), of registering the Trust under the Investment Company Act of 1940, as amended, and of initially registering the shares of the Trust under the Securities Act of 1933, as amended, and of qualifying the shares for sale under state securities laws for the initial offering and sale of the shares;

         (c) the compensation and expenses of Trustees who are not interested persons (as used in this Agreement, such term shall have the meaning specified in the Investment Company Act of 1940, as amended) of you, and of independent advisers, independent contractors, consultants, managers and other unaffiliated agents employed by the Trust or the Funds other than through you;

         (d) with respect to each Fund, the compensation, in the form of salary, fringe benefits and incentive compensation of the Fund's Chairman of the Board and President, the Fund's Secretary and the Fund's Compliance Officer who provide administrative and compliance services to the Fund, the amount of such compensation to be paid by the Fund to be determined from time to time by the Trustees who are not interested persons, provided that such compensation paid by the Fund will not exceed in any fiscal year 0.03% of the average daily net asset value of the Fund during such year. Any such compensation to be paid by a Fund will be accrued daily and, if paid by reimbursement of the Adviser, will be paid quarterly or if paid directly will be paid from time to time at intervals to be agreed upon by the Fund and the affected officers;

         (e) legal, accounting and auditing fees and expenses of the Trust or the Funds;

         (f) the fees or disbursements of custodians and depositories of the Trust's asset, transfer agents, disbursing agents, plan agents and registrars;

         (g) taxes and governmental fees assessed against the Trust's assets and payable by the Trust;

         (h) the cost of preparing and mailing dividends, distributions, reports, notices and proxy materials to shareholders of any Fund;

         (i)      brokers' commissions and underwriting fees; and

         (j) the expense of periodic calculations of the net asset value of the shares of the Funds.

         6. Compensation of the Adviser. For all services to be rendered, facilities furnished and expenses paid or assumed by you as herein provided, for each Fund, the Trust will pay you quarterly, based on the average daily net asset value of such Fund for the preceding quarter, a fee at the annual rate of
 .80% of the portion of the average daily net asset value of such Fund during such quarter that does not exceed $200,000,000, and .70% of the portion, if any, of the average daily net asset value of the Fund during such quarter that is in excess of $200,000,000.

         If in any fiscal year of a Fund, after excluding taxes, interest, brokerage commissions and extraordinary expense beyond your control but including only so much of the fee calculated pursuant to the foregoing provisions of this paragraph 6 as is attributable to such fiscal year, the





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normal expenses of such Fund chargeable to its income account shall exceed the greater of (a) the sum of (i) 1.5% of the first $30,000,000 of such Fund's daily net average asset value in excess of $30,000,000, and (ii) 1.0% of such Fund's daily not average asset value in excess of $30,000,000 and (b) 1.75% of the Fund's daily average net asset value (subject to receipt of required approvals of state securities commissioners), you will waive your fee payable under the foregoing provisions of this paragraph 6 to the extent of such excess, and you will reimburse such Fund for any amount by which such excess exceeds such fee. The waiver and reimbursement contemplated by the foregoing sentence shall be given effect by your paying such Fund an amount equal to the amount of such waiver or reimbursement promptly after the end of such fiscal year. You understand that, in connection with the qualification of securities of the Trust for sale in certain states, the Trust has agreed, and may find it desirable to agree in the future, that it will secure the consent of the securities commissioners of certain states prior to treating any expense as an extraordinary expense beyond your control within the meaning of the foregoing sentence. Accordingly, you agree that no expense shall be so treated without the consent of such commissioners. The net asset value of the Funds shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust and applicable law.

         7. Other Activities of Adviser and Its Affiliates. Nothing herein contained shall prevent you or any affiliate or associate of yours from engaging in any other business or from acting as investment adviser or investment manager for any other person or entity, whether or not having investment policies or portfolios similar to that of any of the Funds; and it is specifically understood that officers, directors, and employees of yours, of your subsidiaries and those of your parent company, John Hancock Mutual Life Insurance Company, may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, to other investment advisory clients of yours, of your subsidiaries or of said Insurance Company and to the said Insurance Company itself.

         8. Avoidance of Inconsistent Position. In connection with purchases or sales of portfolio securities for the account of the Trust, neither you nor any investment management subsidiary of yours, nor any of your or their directors, officers or employees will act as principal or agent or receive any commission. If any occasion should arise in which you advise persons concerning the shares of the Trust, you will act solely on your own behalf and not in any way on behalf of the Trust or the Funds.

         9. No Partnership or Joint Venture. The Trust, the Funds and you are not partners of or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such of any of them.

         10. Name of Trust and Funds. The Trust and the Funds may use the name "John Hancock" or any name derived from or similar to the name "John Hancock Advisers, Inc." or "John Hancock Mutual Life Insurance Company" only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. At such time as such Agreement shall no longer be in effect, the Trust and the Funds will (to the extent they lawfully can) cease to use such a name or any other name indicating that the Funds are advised by or they are otherwise connected with you. The Trust acknowledges that it has adopted the name "John Hancock World





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Trust" through permission of John Hancock Mutual Life Insurance Company, a
Massachusetts insurance company, and agrees that John Hancock Mutual Life Insurance Company reserves to itself and any successor to its business the right to grant the non-exclusive right to use the names "John Hancock" or any similar name to any other corporation or entity, including but not limited to any investment company of which John Hancock Mutual Life Insurance Company or any subsidiary or affiliate thereof or any successor to the business of any thereof shall be the investment adviser.

         11. Limitation of Liability of Adviser. You shall not be liable for any error of judgment or mistake of law of for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust or the Funds shall be deemed, when acting within the scope of his employment by the Trust or the Funds, to be acting in such employment solely for the Trust or the Funds and not as your employee or agent.

         12. Duration and Termination of this Agreement. This Agreement shall remain in force until the second anniversary of the date upon which this Agreement was executed by the parties hereto, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (a) a majority of the Trustees who are not interested persons of you or (other than as trustees) of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trustees or (ii) with respect to each Fund, a majority of the outstanding voting securities of such Fund. This Agreement may, on 60 days' written notice, be terminated at any time by the Trustees without the payment of any penalty by the Trust or the Funds, by vote with respect to each Fund, of a majority of the outstanding voting securities of such Fund, or by you. Termination of this Agreement with respect to a Fund shall not be deemed to terminate or otherwise invalidate any provision of any Agreement between you and any other series of the Trust. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 12, the definitions contained in
Section 1 (a) of the Investment Company Act of 1940, as amended (particularly the definitions of "assignment," "interested person" and "voting security") shall be applied.

         13. Amendment of This Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment, transfer, assignment, sale, hypothecation or pledge of this Agreement shall be effective until approved by (a) the Trustees, including a majority of the Trustees who are not interested persons of you or (other than as trustees) of the Trust or any Fund, cast in person at a meeting called for the purpose of voting on such approval, and (b) with respect to each Fund, a majority of the outstanding voting securities of such Fund, as defined in the Investment Company Act of 1940, as amended, provided that no approval shall be required pursuant to this clause (b) in respect of any contract between you and the holders of outstanding voting securities of any other series of the Trust.





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         14.      Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The name John Hancock World Trust is the designation of the Trustees under the Declaration of Trust, dated August 25, 1986, as amended from time to time. The Declaration of Trust has been filled with the Secretary of State of the Commonwealth of Massachusetts. The obligations of the Trust and the Funds are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust or the Funds, but only the Trust's property shall be bound.


                                            Yours very truly,

                                            JOHN HANCOCK WORLD TRUST
                                            -- World Bond Portfolio
                                            -- Pacific Basin Equities Portfolio

                                            By /s/R. Bruce Oliver
                                               ------------------
                                                  Chairman of the Board
                                                    and President


The foregoing contract
is hereby agreed to as
of the date hereof.

JOHN HANCOCK ADVISERS, INC.

By /s/R. Bruce Oliver
   ------------------
      Vice Chairman of the Board,
        President and Chief
        Executive Officer





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